Exhibit 10.1

6528 Kaiser Drive

Fremont, CA

(510) 896-3015 (ph)

(510) 896-3010 (fax)

July 22, 2013

Srinivas Kandula

Villa No. 6, Pearl Residency

Marthahalli,

Bangalore- 560 037

India

Dear Srinivas:

On July 17, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of iGATE Corporation (the “Company”) approved a retention bonus plan (the “Retention Bonus Plan”), in order to ensure that the key members of the Company’s management team remain with the Company and stay focused on growing the Company’s business. This letter (the “Retention Bonus Agreement”) sets forth the terms of your eligibility for and the amount of this additional incentive. This Retention Bonus Agreement is supplemental to, and does not impact, other compensation you are entitled to as an employee of the Company.

The Retention Bonus Plan provides for the payment of a Retention Bonus (the “Retention Bonus”) to you in the amount of $150,000 on June 30, 2014 and $100,000 on December 31, 2014. In order to be eligible for each payment, you must be an employee on the applicable date of payment: June 30, 2014 and December 31, 2014 (the “Payment Dates”).

You will not be eligible for, and will not receive any portion of, the Retention Bonus if you resign for any reason prior to the Payment Dates or if the Company terminates your employment for any reason prior to the Payment Dates. The Retention Bonus will be subject to applicable deductions and withholdings and will not be considered compensation for purposes of any other compensation or benefit program sponsored or maintained by the Company.

This Retention Bonus Agreement sets forth the entire understanding between you and the Company with regard to the Retention Bonus and any retention or “stay” bonus and may not be modified except by written agreement executed by you and a duly authorized representative of the Company, as determined by the Committee.

We thank you for your many contributions to the Company and your ongoing support during this transition. Please sign below and return an executed copy of this Retention Agreement to me by July 22, 2013 in order to indicate your understanding and acceptance of these terms.

Please sign below as your acceptance of these terms. We greatly appreciate your past hard work and efforts on behalf of the Company and look forward to continuing to work with you under the terms of this Agreement.

Very truly yours,

By:	/s/ Gerhard Watzinger
Gerhard Watzinger Chief Executive Officer and President

Agreed to by:

/s/ Srinivas Kandula	7/22/13
Srinivas Kandula	Date